Exhibit 10.33

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (“Agreement”), is dated as of March __, 2006, and entered into by and among MODTECH HOLDINGS, INC. (the “Company”), BANK OF AMERICA, N.A. (“Bank of America”), in its capacity as collateral agent and representative for the First Lien Obligations (as defined below) (in such capacity, together with any replacement or successor collateral agent and representative the “First Lien Collateral Agent”), and AMPHORA LIMITED, an exempt company organized under the laws of the Cayman Islands (“Amphora”), in its capacity as collateral agent and representative for the Second Lien Obligations (as defined below), (in such capacity, together with any replacement or successor collateral agent and representative the “Second Lien Collateral Agent”). Capitalized terms used in this Agreement have the meanings assigned to them in Section 1 below.

RECITALS

The Company, the lenders and agents party thereto, and Bank of America, as Agent, have entered into that Loan and Security Agreement dated as of even date herewith, providing for a revolving credit facility (as Refinanced from time to time, the “First Lien Credit Agreement”);

The Company and the lenders party thereto entered into that Securities Purchase Agreement dated as of December 31, 2004, providing for the issuance of convertible senior subordinated notes (as Refinanced from time to time in accordance with the terms of this Agreement, the “Second Lien Credit Agreement”);

Pursuant to (i)  the First Lien Credit Agreement, certain current Subsidiaries of the Company have agreed to guaranty the First Lien Obligations and the Company has agreed to cause certain future Subsidiaries of the Company to guaranty the First Lien Obligations (as Refinanced from time to time the “First Lien Subsidiary Guaranty”); and (ii) the Second Lien Credit Agreement, certain current Subsidiaries of the Company have guarantied the Second Lien Obligations and the Company has agreed to cause certain future Subsidiaries of the Company to guaranty the Second Lien Obligations (as Refinanced from time to time in accordance with the terms of this Agreement, the “Second Lien Subsidiary Guaranty”);

The obligations of the Company under the First Lien Credit Agreement and any Bank Products with the First Lien Lenders (or any of their Affiliates) and the obligations of the Subsidiaries under the First Lien Subsidiary Guaranty will be secured on a first priority basis by liens on all the assets of the Company and certain Subsidiaries (such current and future Subsidiaries of the Company providing a guaranty thereof, the “Guarantor Subsidiaries”), respectively, pursuant to the terms of the First Lien Collateral Documents;

The obligations of the Company under the Second Lien Credit Agreement and the obligations of the Subsidiaries under the Second Lien Subsidiary Guaranty will be secured on a second priority basis by liens on substantially all the assets of the Company and the Guarantor Subsidiaries, respectively, pursuant to the terms of the Second Lien Collateral Documents;

The First Lien Loan Documents and the Second Lien Loan Documents provide, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral; and

In order to induce the First Lien Collateral Agent and the First Lien Claimholders to extend and maintain credit and other financial accommodations and lend monies to or for the benefit of the Company, or any other Grantor, the Second Lien Collateral Agent on behalf of the Second Lien Claimholders has agreed to the intercreditor and other provisions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.  Definitions.

1.1  Defined Terms. As used in the Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, a Person shall be deemed to “control” or be “controlled by” a Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management or policies of such Person whether through ownership of equity interests, by contract or otherwise.

“Agreement” means this Intercreditor Agreement.

“Asset Sale” has the meaning assigned to that term in the First Lien Credit Agreement.

“Bank Products” means any of the following products, services or facilities extended to the Company or any of its Subsidiaries by Bank of America or any of its Affiliates: (a) Cash Management Services (as defined in the First Lien Credit Agreement); (b) products under Hedge Agreements; (c) commercial credit card and merchant card services; and (d) other banking products or services as may be requested by the Company or any of its Subsidiaries.

“Bank Product Obligation” of any Person means any obligation of such Person pursuant to any Bank Products, including, but not limited to Hedging Obligations.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Los Angeles, California are authorized or required by law to close.

“Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, constituting either First Lien Collateral or Second Lien Collateral; provided, however, that in no event shall Collateral include the irrevocable standby letter of credit no. SLCLSTL01562, dated, December 31, 2004, issued by U.S. Bank National Association for the Company’s account for benefit of Amphora Limited, in the maximum amount of $10,000,000 to secure certain of the Second Lien Obligations (as renewed or extended from time to time, the “Second Lien Letter of Credit”), or drawings thereunder or proceeds thereof, but shall include any collateral pledged to the issuer thereof to support such letter of credit.

“Collateral Documents” means this Agreement, the First Lien Collateral Documents and the Second Lien Collateral Documents.

“Company” has the meaning assigned to that term in the Preamble to this Agreement.

“Comparable Second Lien Collateral Document” means, in relation to any Collateral subject to any Lien created under any First Lien Collateral Document, that Second Lien Loan Document which creates a Lien on the same Collateral, granted by the same Grantor.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with the Company’s and its Subsidiaries’ operations and not for speculative purposes.

“DIP Financing” has the meaning assigned to that term in Section 6.1.

“Discharge of First Lien Obligations” means, except to the extent otherwise expressly provided in Section 5.5 and subject to Section 6.5:

(a)  payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding), and premium, if any, on all Indebtedness outstanding under the First Lien Loan Documents constituting First Lien Obligations;

(b)  payment in full in cash under any Bank Product Obligations entered into with a First Lien Claimholder (or any of their Affiliates) constituting First Lien Obligations;

(c)  payment in full in cash of all other First Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid;

(d)  termination or expiration of all commitments, if any, to extend credit that would constitute First Lien Obligations; and

(e)  termination (without any prior demand for payment thereunder having been made or, if made, with such demand having been fully reimbursed in cash) or cash collateralization (in an amount and manner, and on terms, satisfactory to the First Lien Collateral Agent) of all letters of credit issued constituting First Lien Obligations under the First Lien Loan Documents.

“Disposition” has the meaning assigned to that term in Section 5.1(b).

“First Lien Claimholders” means, at any relevant time, the holders of First Lien Obligations at that time, including without limitation the First Lien Lenders (or any Lender Counterparty) and the agents under the First Lien Loan Documents.

“First Lien Collateral Agent” has the meaning assigned to that term in the Recitals to this Agreement.

“First Lien Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, in which a Lien is purported to be granted as security for any First Lien Obligations.

“First Lien Collateral Documents” means the First Lien Credit Agreement (but only the security agreement provisions of such loan and security agreement), the First Lien Mortgages, and any other agreement, document or instrument which is intended to grant to the First Lien Collateral Agent or any of the First Lien Claimholders a Lien securing any First Lien Obligations or under which rights or remedies with respect to such Liens are governed, as each may be Refinanced from time to time in accordance with the terms hereof and thereof.

“First Lien Credit Agreement” has the meaning assigned to that term in the Recitals to this Agreement.

“First Lien Lenders” means the “Lenders” under and as defined in the First Lien Loan Documents, and any successor to, or replacements of, such Lenders.

“First Lien Loan Documents” means the First Lien Credit Agreement and the Loan Documents (as defined in the First Lien Credit Agreement) and each of the other agreements, documents and instruments providing for or evidencing or relating to any other First Lien Obligation, and any other agreement, writing, document or instrument executed or delivered at any time in connection with any First Lien Obligations, including any intercreditor or joinder agreement among holders of First Lien Obligations, to the extent such are effective at the relevant time, as each may be Refinanced from time to time in accordance with the terms hereof and thereof.

“First Lien Mortgages” means a collective reference to each mortgage, deed of trust and other document or instrument under which any Lien on real property owned or leased by any Grantor is purported to be granted to secure any First Lien Obligations or under which rights or remedies with respect to any such Liens are governed.

“First Lien Obligations” means, subject to the next sentence, all Obligations, whether outstanding or contingent, evidenced by or arising under: (i) the First Lien Credit Agreement, (ii) any of the other First Lien Loan Documents, and/or (iii) agreements relating to Bank Products entered into with any First Lien Lender (or any Lender Counterparty). “First Lien Obligations” shall include: (a) all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding (and the effect of provisions such as Section 502(b)(2) of the Bankruptcy Code), accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant First Lien Loan Document whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding; and (b) any and all fees and expenses (including attorneys’ and/or financial consultants’ fees and expenses) incurred by the First Lien Collateral Agent or the other First Lien Claimholders after the commencement of an Insolvency or Liquidation Proceeding, whether or not the claim for fees and expenses is allowed under Section 506(b) of the Bankruptcy Code or any other provision of the Bankruptcy Code or Bankruptcy Law as a claim in such Insolvency or Liquidation Proceeding.

Notwithstanding the foregoing, if the sum of: (1) Indebtedness constituting principal outstanding under the First Lien Credit Agreement and the other First Lien Loan Documents plus (2) the aggregate face amount of any letters of credit issued under the First Lien Credit Agreement, is in excess of $57,000,000 in the aggregate (the “Cap Amount”), then any such principal and reimbursement obligations with respect to such letters of credit in excess of the Cap Amount (collectively, the “Excluded First Lien Obligations”) shall not be included in First Lien Obligations solely for purposes of this Agreement.

“First Lien Subsidiary Guaranty” has the meaning assigned to that term in the Recitals to this Agreement.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Grantors” means the Company, each of the Guarantor Subsidiaries and each other Person that may from time to time hereafter execute and deliver a First Lien Collateral Document or a Second Lien Collateral Document as a “Grantor” (or the equivalent thereof).

“Guarantor Subsidiaries” has the meaning set forth in the Recitals to this Agreement.

“Hedge Agreements” means an Interest Rate Agreement or a Currency Agreement entered into with a Lender Counterparty and a Grantor.

“Hedging Obligation” of any Person means any obligation of such Person pursuant to any Hedge Agreements.

“Indebtedness” means and includes all Obligations that constitute “Debt” within the meaning of the First Lien Credit Agreement or “Indebtedness” within the meaning of the Second Lien Credit Agreement, as applicable.

“Insolvency or Liquidation Proceeding” means:

(a)  any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor;

(b)  any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of their respective assets;

(c)  any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy other than any liquidation, dissolution, reorganized or winding up permitted by the terms of the First Lien Credit Agreement; or

(d)  any general assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Grantor.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement each of which is for the purposes of hedging the interest rate exposure associated with the Company’s and its Subsidiaries’ operations and not for speculative purposes.

“Lender Counterparty” means each First Lien Lender or any Affiliate of a First Lien Lender counterparty to a Hedge Agreement or other agreement relating to Bank Products (including any Person who is a First Lien Lender (and any Affiliate thereof) as of the date hereof but subsequently, whether before or after entering into a Hedge Agreement or such other agreement relating to Bank Products, ceases to be a First Lien Lender) including, without limitation, each such Affiliate that enders into a joinder agreement with the First Lien Collateral Agent.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust, UCC financing statement or other preferential arrangement having the practical effect of any of the foregoing.

“Lien Enforcement Action” means: (a) the taking of any action to enforce or realize upon any Lien, (b) the exercise of any right or remedy provided to a secured creditor on account of a Lien under any of the Collateral Documents or under applicable law, including the election to retain any collateral in satisfaction of a Lien, (c) the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, or foreclosure on the Collateral (including, without limitation, the notification of account debtors), (d) the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law, (e) the exercise of any other right of a secured creditor under Article 9 of the UCC, (f) the adjustment of any insurance claim, and (g) the commencement of any legal proceedings against the Company or any other Grantor or with respect to any Collateral for any relief described in clauses (a) though (f) above.

“New Agent” has the meaning assigned to that term in Section 5.5.

“Obligations” means all obligations of every nature of each Grantor from time to time owed to any agent or trustee, the First Lien Claimholders, the Second Lien Claimholders or any of them or their respective Affiliates under the First Lien Loan Documents, the Second Lien Loan Documents or agreements relating to Bank Products, including, without limitation, (a) any principal of or interest or premium on any indebtedness, including any reimbursement obligation in respect of any letter of credit, or any other liability, including interest accruing after the filing of a petition initiating any proceeding under the Bankruptcy Code, (b) any fees, indemnification obligations, charges, costs, expense reimbursement obligations or other liabilities payable under the documentation governing any indebtedness, (c) any obligation to post cash collateral in respect of letters of credit or any other obligations, (d) in the case of the First Lien Obligations, any Bank Product Obligations (including payments for early termination), and (e) all performance obligations under the documentation governing any indebtedness, in each case, whether direct or indirect, absolute or contingent, joint or several, in each case, whether or not the claim for such amounts is allowed under Section 506(b) of the Bankruptcy Code or any other provision of the Bankruptcy Code or Bankruptcy Law as a claim in an Insolvency or Liquidation Proceeding.

“Person” means any natural person, corporation, limited liability company, limited liability partnerships, trust, joint venture, association, company, bank, general or limited partnership, Governmental Authority or other entity or organization, whether or not legal entities.

“Pledged Collateral” has the meaning set forth in Section 5.4(a).

“Recovery” has the meaning set forth in Section 6.5.

“Refinance” means, in respect of any Indebtedness or any First Lien Loan Documents or Second Lien Loan Documents with respect to any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other indebtedness in exchange or replacement for, such Indebtedness or any First Lien Loan Documents or Second Lien Loan Documents in whole or in part, whether pursuant to one or more agreements, with the same and/or different lenders and/or agents. “Refinanced” and “Refinancing” shall have correlative meanings.

“Second Lien Claimholders” means, at any relevant time, the holders of Second Lien Obligations at that time, including without limitation the Second Lien Lenders and the agents under the Second Lien Loan Documents.

“Second Lien Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is purported to be granted as security for any Second Lien Obligations.

“Second Lien Collateral Agent” has the meaning assigned to that term in the Preamble of this Agreement.

“Second Lien Collateral Documents” means the Pledge and Security Agreement (as defined in the Second Lien Credit Agreement, as in effect on the date hereof), the Second Lien Mortgages, and any other agreement, document or instrument which is intended to grant to the Second Lien Collateral Agent or any of the Second Lien Claimholders a Lien securing any Second Lien Obligations or under which rights or remedies with respect to such Liens are governed as each may be Refinanced from time to time in accordance with the terms hereof and thereof.

“Second Lien Credit Agreement” has the meaning assigned to that term in the Recitals to this Agreement.

“Second Lien Lenders” means the “Lenders” under and as defined in the Second Lien Credit Agreement, and any successors to, or replacements of, such Lenders.

“Second Lien Letter of Credit” has the meaning set forth in the definition of “Collateral” herein.

“Second Lien Loan Documents” means the Second Lien Credit Agreement, the Second Lien Notes and the Transaction Documents (as defined in the Second Lien Credit Agreement) and each of the other agreements, documents and instruments providing for or evidencing or relating to any other Second Lien Obligation, and any other agreement, writing, document or instrument executed or delivered at any time in connection with any Second Lien Obligations, including any intercreditor or joinder agreement among holders of Second Lien Obligations to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed, extended or Refinanced from time to time in accordance with the provisions hereof and thereof.

“Second Lien Mortgages” means a collective reference to each mortgage, deed of trust and any other document or instrument under which any Lien on real property owned or leased by any Grantor is purported to be granted to secure any Second Lien Obligations or under which rights or remedies with respect to any such Liens are governed.

“Second Lien Notes” means the Amended and Restated Senior Subordinated Secured Convertible Notes, dated as of August 5, 2005, issued by the Company in favor of the Second Lien Lenders, in the original aggregate principal amount of $25,900,000, as amended by the Amendment Agreement, dated as of even date herewith, between the Company and the Second Lien Lenders, and as otherwise Refinanced from time to time in accordance with the terms hereof and thereof.

“Second Lien Obligations” means all Obligations, whether outstanding or contingent, evidenced by or arising under: (i) the Second Lien Credit Agreement and/or (ii) any of the other Second Lien Loan Documents. “Second Lien Obligations” shall include: (a) all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding (and the effect of provisions such as Section 502(b)(2) of the Bankruptcy Code), accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Second Lien Loan Document whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding; and (b) any and all fees and expenses (including attorneys’ and/or financial consultants’ fees and expenses) incurred by the Second Lien Collateral Agent or the other Second Lien Claimholders after the commencement of an Insolvency or Liquidation Proceeding, whether or not the claim for fees and expenses is allowed under Section 506(b) of the Bankruptcy Code or any other provision of the Bankruptcy Code or Bankruptcy Law as a claim in such Insolvency or Liquidation Proceeding.

“Second Lien Subsidiary Guaranty” has the meaning assigned to that term in the Recitals to this Agreement.

“Standstill Period” has the meaning set forth in Section 3.1(a)(5).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

1.2  Terms Generally. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise:

(a)  any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, modified, renewed or extended subject to the limitations set forth herein;

(b)  any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns;

(c)  the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d)  all references herein to Sections shall be construed to refer to Sections of this Agreement; and

(e)  the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2.  Lien Priorities.

2.1  Relative Priorities. Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Second Lien Obligations granted on the Collateral or of any Liens securing the First Lien Obligations granted on the Collateral and notwithstanding any provision of the UCC, or any statutory, decisional or other applicable law that would provide for a contrary ordering of priorities, or the Second Lien Loan Documents or any defect or deficiencies in, or failure to perfect, the Liens securing the First Lien Obligations or any other circumstance whatsoever, each of the Grantors, the First Lien Collateral Agent, and the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, hereby acknowledges and agrees that:

(a)  any Lien purported to be granted on the Collateral securing any First Lien Obligations now or hereafter held by or on behalf of the First Lien Collateral Agent or any First Lien Claimholders or any agent or trustee therefor, regardless of how or when acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be “first” priority and senior in all respects and prior to any Lien on the Collateral securing any Second Lien Obligations; and

(b)  any Lien purported to be granted on the Collateral securing any Second Lien Obligations now or hereafter held by or on behalf of the Second Lien Collateral Agent, any Second Lien Claimholders or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be “second” priority and junior and subordinate and subject in all respects to all Liens on the Collateral securing any First Lien Obligations. All Liens on the Collateral securing any First Lien Obligations shall be and remain senior in all respects and prior to all Liens on the Collateral securing any Second Lien Obligations for all purposes, whether or not such Liens securing any First Lien Obligations are subordinated to any Lien securing any other obligation of the Company, any other Grantor or any other Person.

2.2  Prohibition on Contesting Liens. Each of the Second Lien Collateral Agent, for itself and on behalf of each Second Lien Claimholder, and the First Lien Collateral Agent, for itself and on behalf of each First Lien Claimholder, agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), (i) the priority, validity or enforceability of a Lien held by or on behalf of any of the First Lien Claimholders in the First Lien Collateral or by or on behalf of any of the Second Lien Claimholders in the Second Lien Collateral, as the case may be; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the First Lien Collateral Agent or any First Lien Claimholder to enforce this Agreement, including the provisions of this Agreement relating to the priority of the Liens securing the First Lien Obligations as provided in Sections 2.1 and 3.1, (ii) the validity or enforceability of any Collateral Documents (including this Agreement) or any Obligation or other obligation thereunder, or (iii) except as expressly set forth herein, the relative rights and duties of the First Lien Claimholders and the Second Lien Claimholders granted and/or established pursuant to this Agreement or any other Collateral Document.

2.3  No New Liens. So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the parties hereto agree that the Company shall not, and shall not permit any other Grantor to grant or permit (and the Second Lien Claimholders agree that they shall not receive) any additional Liens, or take any action to perfect a Lien, on any asset or property to secure any Second Lien Obligation unless a first priority Lien is granted to the First Lien Collateral Agent on such asset or property to secure the First Lien Obligations. To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the First Lien Collateral Agent and/or the First Lien Claimholders, the Second Lien Collateral Agent, on behalf of Second Lien Claimholders, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2.

SECTION 3.  Enforcement.

3.1  Exercise of Remedies.

(a)  Except as otherwise permitted by Section 3.1(c), until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the Second Lien Collateral Agent and the Second Lien Claimholders:

(1)  will not exercise or seek to exercise any rights or remedies with respect to any Collateral (including, without limitation, the exercise of any right of setoff or any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Second Lien Collateral Agent or any Second Lien Claimholder is a party) or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure) or take any other Lien Enforcement Action;

(2)  will not contest, protest or object to any foreclosure proceeding or action brought by the First Lien Collateral Agent or any First Lien Claimholder or any other exercise by the First Lien Collateral Agent or any First Lien Claimholder of any rights and remedies relating to the Collateral under the First Lien Loan Documents or otherwise;

(3)  will not object to the forbearance by the First Lien Collateral Agent or the First Lien Claimholders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral, in each case so long as the Liens granted to secure the Second Lien Obligations of the Second Lien Claimholders attach to the proceeds thereof subject to the relative priorities described in Section 2;

(4)  will not initiate or join in or petition for or vote in favor of any resolution for or instigate or support, any Insolvency or Liquidation Proceeding; and

(5)  will not:

(i)  accelerate any payment of all or any of the Second Lien Obligations;

(ii)  collect the Second Lien Obligations or any part thereof other than in common equity of the Company;

(iii)  enforce any right of repayment of any Second Lien Obligations other than in common equity of the Company; or

(iv)  initiate (or join in) or file or prosecute any proceeding or judicial action with respect to the Second Lien Obligations;

provided that, upon 5 Business Days prior written notice to the First Lien Collateral Agent after the Standstill Period, to the extent permitted by the terms of the Second Lien Loan Documents, the Second Lien Collateral Agent may accelerate the Second Lien Obligations and may, subject to the terms of clause (4) above and the other provisions of this Agreement, file and prosecute a lawsuit to collect the Second Lien Obligations.

As used in this Section 3.1(a)(5), the term “Standstill Period” means the period beginning on the occurrence of an Event of Default under and as defined in the Second Lien Loan Documents and ending on the date that is 540 days following the latest date after both (1) any Second Lien Collateral Agent shall have given notice (making specific reference to this Section 3.1(a)(5) and describing such Event of Default that is subject to such notice) to the First Lien Collateral Agent that any such Event of Default under the Second Lien Loan Documents shall have occurred and be continuing and of such Second Lien Collateral Agent’s intent to exercise rights and remedies and (2) the commencement of material work under all of the contracts that any of the Grantors then have entered into as of the time of the delivery of the notice in the preceding clause (1), except for any contracts, which individually or in the aggregate, as of such date would not entitle the Company to aggregate payments in excess of $1,000,000.

(b)  Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the First Lien Collateral Agent and the First Lien Claimholders shall have the exclusive right to manage, perform and enforce the terms of the First Lien Loan Documents in respect of the Collateral, to exercise and enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and make determinations in its sole discretion regarding the release, disposition, or restrictions with respect to the Collateral, including, without limitation, the exclusive right to take or retake control or possession of the Collateral and to hold, prepare for sale, process, lease, sell, dispose of or liquidate the Collateral, all without any consultation with or the consent of the Second Lien Collateral Agent or any Second Lien Claimholder. In exercising rights and remedies with respect to the Collateral, the First Lien Collateral Agent and the First Lien Claimholders may enforce the provisions of the First Lien Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(c)  Notwithstanding anything in this Agreement to the contrary (except as specifically provided below), the Second Lien Collateral Agent and any Second Lien Claimholder may, at any time and from time to time:

(1)  file a claim or statement of interest with respect to the Second Lien Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor by or on behalf of someone other than a Second Lien Claimholder;

(2)  take any action (not adverse to the priority status of the Liens on the Collateral securing the First Lien Obligations, or the rights of any First Lien Collateral Agent or the First Lien Claimholders to exercise remedies in respect thereof) in order to create, perfect or maintain its Lien on the Collateral, subject to the terms of this Agreement;

(3)  ask the Company for and/or, subject to Section 4.3 hereof, scheduled payments with respect to Second Lien Obligations required to be made in accordance with the terms of the Second Lien Loan Documents then due and owing, but without acceleration of the maturity of such obligations;

(4)  exercise any and all of their rights and remedies in respect of any conversion or redemption of, or any other payment of, any Second Lien Obligations solely into common equity of the Company; and

(5)  sell, assign or otherwise transfer any and all of the Second Lien Obligations and their rights relating thereto, subject to and in compliance with the provisions of this Agreement, so long as any such subsequent holder agrees in writing to be bound by the terms of this Agreement.

The Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, agrees that it will not take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (including set-off) with respect to any Collateral, unless and until the Discharge of First Lien Obligations has occurred. Without limiting the generality of the foregoing, unless and until the Discharge of First Lien Obligations has occurred, except as expressly provided in Section 3.1(c), the sole right of the Second Lien Collateral Agent and the Second Lien Claimholders with respect to the Collateral is to hold a Lien on the Collateral pursuant to the Second Lien Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First Lien Obligations has occurred.

(d)  (1)   The Second Lien Collateral Agent, for itself and on behalf of the Second Lien Claimholders, agrees that the Second Lien Collateral Agent and the Second Lien Claimholders will not take any action that would hinder, delay, limit or prohibit any exercise of remedies under the First Lien Loan Documents or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the Collateral, whether by foreclosure or otherwise or that would limit, invalidate, avoid or set aside any Lien or Collateral Document or subordinate the priority of the First Lien Obligations to the Second Lien Obligations or afford the Liens securing the Second Lien Obligations equal ranking to the Liens securing the First Lien Obligations;

(2)  the Second Lien Collateral Agent, for itself and on behalf of the Second Lien Claimholders, hereby waives any and all rights it or the Second Lien Claimholders may have as a junior lien creditor or otherwise (whether arising under the UCC or any other law) to object to the manner in which the First Lien Collateral Agent or the First Lien Claimholders seek to enforce or collect the First Lien Obligations or the Liens securing the First Lien Obligations granted in any of the First Lien Collateral, regardless of whether any action or failure to act by or on behalf of the First Lien Collateral Agent or First Lien Claimholders is adverse to the interest of the Second Lien Claimholders; and

(3)  the Second Lien Collateral Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in the Second Lien Collateral Documents or any other Second Lien Loan Document shall be deemed to restrict in any way the rights and remedies of the First Lien Collateral Agent or the First Lien Claimholders with respect to the Collateral as set forth in this Agreement and the First Lien Loan Documents.

(e)  Except as specifically set forth in Sections 3.1(a) and (d) and subject to Section 3.1(f), the Second Lien Collateral Agent and the Second Lien Claimholders may exercise rights and remedies as unsecured creditors against the Company or any other Grantor that has guaranteed or granted Liens to secure the Second Lien Obligations in accordance with the terms of this Agreement, the Second Lien Loan Documents and applicable law; provided that in the event that any Second Lien Claimholder becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Second Lien Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Lien Obligations and being subordinate thereto) as the other Liens securing the Second Lien Obligations subject to this Agreement.

(f)  Except as specifically set forth in Sections 3.1(a) and (d) and Section 4.3, nothing in this Agreement shall prohibit the receipt by the Second Lien Collateral Agent or any Second Lien Claimholders of the required payments of interest, principal and other amounts owed in respect of the Second Lien Obligations so long as both such payment does not constitute proceeds of Collateral and such receipt is not the direct or indirect result of the exercise by the Second Lien Collateral Agent or any Second Lien Claimholders of rights or remedies as a secured creditor (including set-off) or enforcement in contravention of this Agreement of any Lien held by any of them. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the First Lien Collateral Agent or the First Lien Claimholders may have with respect to the First Lien Collateral.

SECTION 4.  Payments.

4.1  Application of Proceeds.

(a)  So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, all Collateral or proceeds thereof received or collected in connection with the sale or other disposition of, or collection on, all such Collateral (whether made or effected by a Grantor, a First Lien Claimholder, a Second Lien Claimholder or any other Person) (i) pursuant to the enforcement of any Collateral Document or the exercise of any remedial provision thereunder or under or pursuant to any applicable law, and all proceeds of Collateral that are recovered pursuant to an avoidance action or (ii) that otherwise are to be paid over to or for the account of the First Lien Collateral Agent or any other First Lien Claimholder or the Second Lien Collateral Agent or any other Second Lien Claimholder in accordance with or pursuant to any of the First Lien Loan Documents or any of the Second Lien Loan Documents, together with all other proceeds received by the First Lien Collateral Agent or the Second Lien Collateral Agent hereunder (including all funds received in respect of post-petition interest or fees and expenses) as a result of any such enforcement or the exercise of any such remedial provision or as a result of any distribution of or in respect of any Collateral (whether or not expressly characterized as such, including amounts representing proceeds turned over to any such Grantor or the estate of any such Grantor by First Lien Collateral Agent or any other First Lien Claimholder or the Second Lien Collateral Agent or any other Second Lien Claimholder as a result of any avoidance action) upon or in any Insolvency or Liquidation Proceeding with respect to any Grantor, or the application of any Collateral (or proceeds thereof) to the payment of any of the First Lien Obligations or Second Lien Obligations or any distribution of Collateral (or proceeds thereof) upon the liquidation or dissolution of any Grantor, or the winding up of the assets or business of any Grantor, shall be applied first, to payment of the First Lien Obligations and the provision of cash collateral in respect of issued and outstanding Letters of Credit in accordance with the First Lien Loan Documents and in respect of Bank Products in accordance with the First Lien Loan Documents, and second, to payment of the Second Lien Obligations then due and payable, and third, to payment of Excluded First Lien Obligations and, with respect to Excluded First Lien Obligations consisting of issued and outstanding Letters of Credit and Bank Products, the provision of cash collateral in respect of such Letters of Credit and such Bank Product in accordance with the First Lien Loan Documents.

(b)  It is understood and agreed that the Grantors remain jointly and severally liable to the relevant creditors for any deficiency between (x) the amount of the proceeds of the Collateral received by such creditors hereunder and (y) the aggregate amount of the Obligations owing to such creditors.

4.2  Payments Over. So long as the Discharge of First Lien Obligations has not occurred but subject to Section 6.5 in any event, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, any Collateral or proceeds thereof (or any distribution in respect of Collateral) (whether or not characterized as such) (including assets or proceeds subject to Liens referred to in the final sentence of Section 2.3) received by the Second Lien Collateral Agent or any Second Lien Claimholders, whether received from any Grantor or any other Person, in connection with the exercise of any right or remedy (including set-off) relating to the Collateral or otherwise that is inconsistent or in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the First Lien Collateral Agent for the benefit of the First Lien Claimholders in the same form as received, with any necessary endorsements. The First Lien Collateral Agent is hereby authorized to make any such endorsements as agent for the Second Lien Collateral Agent or any such Second Lien Claimholders. This authorization is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations.

4.3  No Payment. None of the Second Lien Claimholders (including the Second Lien Collateral Agent) shall accept or receive, call or demand, and none of the Grantors shall make, (x) any payment in respect of the Second Lien Obligations (other than in common equity of the Company) at a time when a “Default” or “Event of Default” exists, or would result from any such payment, under (and as defined in) the First Lien Loan Documents, (y) any voluntary prepayment of any portion of the principal amount (or interest thereon) or other amounts in respect of the Second Lien Obligations (other than in common equity of the Company) or (z) any other payment, mandatory prepayment or redemption (other than in common equity of the Company) of any portion of the principal amount (or interest thereon) or other amounts in respect of the Second Lien Obligations other than in compliance with the terms of First Lien Loan Documents and the Second Lien Loan Documents; provided, however, that (1) the Second Lien Lenders may, at any time, exercise any and all rights under the Second Lien Loan Documents to convert or redeem any of the Second Lien Obligations into common equity of the Company; and (2) so long as both (A) no “Default” or “Event of Default” exists, or would result from any such payment, under (and as defined in) the First Lien Loan Documents, and (B) there will exist at least $3,000,000 of “Availability” as determined on a commercially reasonable basis, in good faith, under (and as defined in) the First Lien Loan Documents, after taking any such payment or redemption into account, the Second Lien Lenders may receive payment of principal in cash at the final scheduled maturity date of the Second Lien Notes, and the Second Lien Lenders may exercise and receive payment of principal in cash from permitted mandatory redemptions of the Second Lien Notes as follows:

(a)  subject to the following terms, the Second Lien Lenders shall have the right to cause the Company to redeem up to the following principal amount(s) of the Second Lien Notes on each of the following redemption dates by delivering written notice of the exercise of such right to the Company 30 Trading Days (as defined in the Second Lien Notes) prior to the redemption dates: (i) up to $8.33 million, on August 31, 2006 (“First Redemption Date”); (ii) up to $9.23 million, on August 31, 2007 (“Second Redemption Date”); and (iii) up to $8.33 million, on September 2, 2008 (“Third Redemption Date” and, together with the First Redemption Date and the Second Redemption Date, collectively, the “Redemption Dates”);

(b)  if the Second Lien Lenders elect to redeem any of the Second Lien Notes on the applicable Redemption Dates, the Second Lien Lenders will be required to first use at least $5 million of cash collateral supporting the Second Lien Letter of Credit as repayment proceeds for the First Redemption Date and Second Redemption Date, respectively, to consummate the redemption; provided that such Second Lien Letter of Credit is automatically reduced by the amount of any cash collateral which is released;

(c)  in the event the Company is required to redeem any portion of the Second Lien Notes on one of the applicable Redemption Dates, which redemption, under the terms of the Second Lien Loan Documents, (i) triggers the release of cash collateral for the Second Lien Letter of Credit and (ii) thereby reduces the Second Lien Letter of Credit by a corresponding amount of such released cash collateral, the Second Lien Lenders shall be permitted a right of redemption for an amount up to the additional $3.33 million then called for redemption on the applicable Redemption Date, so long as (A) no greater than (1) $3.33 million of redemption proceeds, on the First Redemption Date, and (2) $4.23 million of redemption proceeds, on the Second Redemption Date, are derived from borrowings under the First Lien Loan Documents, (B) the Company has met the conditions referenced in Section 4.3(d) below, (C) with respect to the applicable Redemption Date, the Second Lien Lenders have used at least $5 million of cash collateral securing the Second Lien Letter of Credit towards redemption of the Second Lien Notes on such specific Redemption Date (with the corresponding reduction to the Second Lien Letter of Credit), and (D) no default or event of default then exists, or would result from such payment, under the First Lien Loan Documents;

(d)  the redemption conditions referenced above shall be: (i) with respect to the First Redemption Date, the Company meeting one hundred percent (100%) of its budgeted EBITDA (as defined in the First Lien Credit Agreement) as disclosed to the First Lien Collateral Agent on the date hereof for the trailing six-month period ending on June 30, 2006, as evidenced by the delivery of financial statements in compliance with the requirements of the First Lien Credit Agreement together with a certificate signed by the chief financial officer of the Company certifying as to such evidence, and (ii) with respect to the Second Redemption Date, the Company meeting the requirements set out in clause (i) above and meeting at least ninety percent (90%) of its budgeted EBITDA as disclosed to the First Lien Collateral Agent on the date hereof for the trailing twelve-month period ending on June 30, 2007, as evidenced by the delivery of financial statements in compliance with the requirements of the First Lien Credit Agreement together with a certificate signed by the chief financial officer of the Company certifying as to such evidence.

SECTION 5.  Other Agreements.

5.1  Releases.

(a)  If, in connection with the exercise of the First Lien Collateral Agent’s remedies in respect of the Collateral provided for in Section 3.1, the First Lien Collateral Agent, for itself or on behalf of any of the First Lien Claimholders, releases any of its Liens on any part of the Collateral or releases any Grantor from its obligations under its guaranty of the First Lien Obligations, then the Liens, if any, of the Second Lien Collateral Agent, for itself or for the benefit of the Second Lien Claimholders, on such Collateral, and the obligations of such Grantor under its guaranty of the Second Lien Obligations, shall be automatically, unconditionally and simultaneously released. The Second Lien Collateral Agent, for itself or on behalf of any such Second Lien Claimholders, promptly shall execute and deliver to the First Lien Collateral Agent or such Grantor such termination statements, releases and other documents as the First Lien Collateral Agent or such Grantor may request to effectively confirm such release.

(b)  If in connection with any sale, lease, exchange, transfer or other disposition of any Collateral (collectively, a “Disposition”) permitted under the terms of the First Lien Loan Documents or consented to by the First Lien Claimholders (other than the exercise of the First Lien Collateral Agent’s remedies in respect of the Collateral provided for in Section 3.1), the First Lien Collateral Agent, for itself or on behalf of any of the First Lien Claimholders, releases any of its Liens on any part of the Collateral, or releases any Grantor from its obligations under its guaranty of the First Lien Obligations, then the Liens, if any, of the Second Lien Collateral Agent, for itself or for the benefit of the Second Lien Claimholders, on such Collateral, and the obligations of such Grantor under its guaranty of the Second Lien Obligations, shall be automatically, unconditionally and simultaneously released. The Second Lien Collateral Agent, for itself or on behalf of any such Second Lien Claimholders, promptly shall execute and deliver to the First Lien Collateral Agent or such Grantor such termination statements, releases and other documents as the First Lien Collateral Agent or such Grantor may request to effectively confirm such release.

(c)  Until the Discharge of First Lien Obligations occurs, the Second Lien Collateral Agent, for itself and on behalf of the Second Lien Claimholders, hereby irrevocably constitutes and appoints the First Lien Collateral Agent and any officer or agent of the First Lien Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Second Lien Collateral Agent or such holder or in the First Lien Collateral Agent’s own name, from time to time in the First Lien Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release.

5.2  Insurance. Unless and until the Discharge of First Lien Obligations has occurred, the First Lien Collateral Agent and the First Lien Claimholders shall have the sole and exclusive right, subject to the rights of the Grantors under the First Lien Loan Documents, to adjust settlement for any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral. Unless and until the Discharge of First Lien Obligations has occurred, and subject to the rights of the Grantors under the First Lien Collateral Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect to the Collateral shall be paid to the First Lien Collateral Agent for the benefit of the First Lien Claimholders pursuant to the terms of the First Lien Loan Documents (including, without limitation, for purposes of cash collateralization of commitments, letters of credit and Bank Products) and thereafter, to the extent no First Lien Obligations are outstanding, and subject to the rights of the Grantors under the Second Lien Collateral Documents, to the Second Lien Collateral Agent for the benefit of the Second Lien Claimholders to the extent required under the Second Lien Collateral Documents and then, to the extent no Second Lien Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Lien Obligations has occurred, if the Second Lien Collateral Agent or any Second Lien Claimholders shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall pay such proceeds over to the First Lien Collateral Agent in accordance with the terms of Section 4.2 of this Agreement.

5.3  Amendments to First Lien Loan Documents and Second Lien Loan Documents.

(a)  Subject to the terms of this Agreement, each of the Second Lien Claimholders and the Second Lien Collateral Agent agrees the First Lien Loan Documents and any and all collateral therefor and guarantees thereof, may be amended, supplemented, restated, extended, renewed, replaced or otherwise modified in accordance with their terms and the First Lien Credit Agreement and other First Lien Loan Documents may be Refinanced, and the First Lien Claimholders and the First Lien Collateral Agent may grant waivers or extensions of time or performance to and make compromises, including releases of collateral or guarantees, and settlements with any of the Grantors and all other persons, in each case, without notice to, or the consent of the Second Lien Collateral Agent or any of the Second Lien Claimholders, but otherwise subject to the terms of this Agreement all without affecting the lien subordination or other provisions of this Agreement.

(b)  Without the prior written consent of the First Lien Collateral Agent, no Second Lien Loan Document may be amended, supplemented, restated, extended, renewed, replaced or otherwise modified or entered into to the extent such amendment, supplement, restatement, extension, renewal, replacement or modification, or the terms of any new Second Lien Loan Document, would:

(1)  increase the principal or the interest rate or yield provisions or otherwise change or add fees or premiums applicable to the Second Lien Obligations (excluding increases resulting from the accrual of interest at the default rate as provided in the Second Lien Loan Documents on the date hereof);

(2)  (x) add any representations, warranties, covenants (financial or otherwise), default or Event of Default thereunder (other than additional reporting or information requirements) or (y) change any representation, warranty, covenant, default or Event of Default thereunder (other than to eliminate any such representation, covenant, warranty, default or Event of Default or to increase any grace period related thereto or otherwise to make such representation, warranty, covenant, default or Event of Default or condition less restrictive or burdensome on the Grantors; it being understood that in no event shall any such change reduce the amount of permitted First Lien Obligations or priority liens thereon);

(3)  change (to earlier dates) any dates upon which payments of principal or interest are due thereon or change amounts due on any date or change the maturity date (other than to extend the maturity date or reduce amounts due on any date);

(4)  change the prepayment provisions thereof (other than to reduce any required amount thereof or to extend time for payment thereof), or change any collateral therefor (other than to release such collateral);

(5)  increase the obligations of the obligor thereunder or confer any additional rights on the lenders under the Second Lien Credit Agreement (or a representative on their behalf) which would be adverse to any Grantor or First Lien Lenders; or

(6)  contravene the provisions of this Agreement.

(c)  The Second Lien Credit Agreement may be Refinanced in whole but not in part (but not with cash proceeds from any equity issuance or capital contribution) to the extent the terms and conditions of such Refinancing debt are not less favorable to the Grantors and to the First Lien Lenders or the other First Lien Obligations than the Second Lien Loan Documents (as permitted to be amended, supplemented or otherwise modified pursuant to Section 5.3(b)), as determined in the reasonable opinion of the First Lien Collateral Agent, acting on behalf of the First Lien Lenders, the then outstanding aggregate principal amount of the Second Lien Obligations is not increased, the average life to maturity thereof is greater than or equal to that of the Second Lien Credit Agreement and all other terms and provisions of such refinancing debt are acceptable to the First Lien Collateral Agent and the holders of such Refinancing debt bind themselves in writing to the terms of this Agreement.

(d)  No Second Lien Lender or Second Lien Collateral Agent shall sell, assign, dispose of or otherwise transfer all or any portion of its Second Lien Obligations or resign as agent unless the transferee thereof shall have executed and delivered an Acknowledgement and Consent, in a form acceptable to the First Lien Collateral Agent, providing for the agreement of such transferee to be bound by the provisions of this Agreement as a “Second Lien Lender” or “Second Lien Collateral Agent” hereunder. Notwithstanding any failure of any such transferee to execute and deliver such an Acknowledgement and Consent, this Agreement shall survive any sale, assignment, disposal or other transfer of all or any portion of the Second Lien Obligations to such transferee or replacement of the Second Lien Collateral Agent and the terms of this Agreement shall be binding upon the successors and assigns of the Second Lien Lenders and Second Lien Collateral Agent, as provided herein.

(e)  Each of the Company and the Second Lien Collateral Agent agrees that each Second Lien Collateral Document shall include the following language (or language to similar effect approved by the First Lien Collateral Agent):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the Second Lien Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Second Lien Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement, dated as of March __, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Modtech Holdings, Inc., Bank of America, N.A., as First Lien Collateral Agent and Amphora Limited, as Second Lien Collateral Agent and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

In addition, the Company agrees that each Second Lien Mortgage covering any Collateral shall contain such other language as the First Lien Collateral Agent may reasonably request to reflect the subordination of such Second Lien Mortgage to the First Lien Collateral Document covering such Collateral.

(f)  In the event any First Lien Collateral Agent or the First Lien Claimholders and the relevant Grantor enter into any amendment, waiver or consent in respect of any of the First Lien Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Lien Collateral Document or changing in any manner the rights of the First Lien Collateral Agent, such First Lien Claimholders, the Company or any other Grantor thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Second Lien Collateral Document without the consent of the Second Lien Collateral Agent or the Second Lien Claimholders and without any action by the Second Lien Collateral Agent, the Company or any other Grantor, provided, that no such amendment, waiver or consent shall have the effect of: (1) removing assets subject to the Lien of the Second Lien Collateral Documents, except to the extent that a release of such Lien is permitted or required by Section 5.1 of this Agreement; or (2) imposing duties on the Second Lien Collateral Agent without its consent.

5.4  Bailee for Perfection.

(a)  The First Lien Collateral Agent agrees to hold (subject always to the rights of the First Lien Collateral Agent as a prior Lien holder) that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC (such Collateral being the “Pledged Collateral”) as collateral agent for the First Lien Claimholders and as bailee for the Second Lien Collateral Agent (such bailment being intended, among other things, to satisfy the requirements of Section 8-301(a)(2) and 9-313(c) of the UCC) and any assignee solely for the purpose of perfecting the security interest granted under the First Lien Loan Documents and the Second Lien Loan Documents, respectively, subject to the terms and conditions of this Section 5.4.

(b)  The First Lien Collateral Agent shall have no duties or obligation whatsoever to the First Lien Claimholders, the Second Lien Collateral Agent or any Second Lien Claimholder to ensure that the Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.4. The duties or responsibilities of the First Lien Collateral Agent under this Section 5.4 shall be limited solely to holding the Pledged Collateral as bailee in accordance with this Section 5.4.

(c)  The First Lien Collateral Agent acting pursuant to this Section 5.4 shall not have by reason of the First Lien Collateral Documents, the Second Lien Collateral Documents, this Agreement or any other document a fiduciary relationship in respect of the First Lien Claimholders, the Second Lien Collateral Agent or any Second Lien Claimholder.

(d)  Upon the Discharge of First Lien Obligations under the First Lien Loan Documents to which the First Lien Collateral Agent is a party, the First Lien Collateral Agent shall deliver the remaining Pledged Collateral (if any) together with any necessary endorsements, first, to the Second Lien Collateral Agent to the extent Second Lien Obligations remain outstanding, and second, to the Company to the extent no First Lien Obligations or Second Lien Obligations remain outstanding (in each case, so as to allow such Person to obtain control of such Pledged Collateral). The First Lien Collateral Agent further agrees to take all other action reasonably requested by the Second Lien Collateral Agent in connection with the Second Lien Collateral Agent obtaining a first-priority interest in the Collateral or as a court of competent jurisdiction may otherwise direct.

5.5  When Discharge of First Lien Obligations Deemed to Not Have Occurred. If, at any time after the Discharge of First Lien Obligations has occurred, the Company thereafter enters into any Refinancing of any First Lien Loan Document evidencing a First Lien Obligation which Refinancing is permitted by this Agreement, then such Discharge of First Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken as a result of the occurrence of such first Discharge of First Lien Obligations), and, from and after the date on which the New First Lien Debt Notice is delivered to the Second Lien Collateral Agent in accordance with the next sentence, the obligations under such Refinancing of the First Lien Loan Document shall automatically be treated as First Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the First Lien Collateral Agent under such First Lien Loan Documents shall be the First Lien Collateral Agent for all purposes of this Agreement. Upon receipt of a notice (the “New First Lien Debt Notice”) stating that the Company has entered into a new First Lien Loan Document (which notice shall include the identity of the new First Lien Collateral Agent, such agent, the “New Agent”), the Second Lien Collateral Agent shall promptly (a) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Company or such New Agent shall reasonably request in order to provide to the New Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (b) deliver to the New Agent any Pledged Collateral held by it together with any necessary endorsements (or otherwise allow the New Agent to obtain control of such Pledged Collateral). The New Agent shall agree to be bound by the terms of this Agreement.

SECTION 6.  Insolvency or Liquidation Proceedings.

6.1  Finance and Sale Issues. Until the Discharge of First Lien Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the First Lien Collateral Agent shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code), on which the First Lien Collateral Agent or any other creditor has a Lien or to permit the Company or any other Grantor to obtain financing, whether from the First Lien Claimholders or any other entity under Section 363 or 364 of the Bankruptcy Code or any similar Bankruptcy Law (“DIP Financing”), then the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, agrees that it will raise no objection to such Cash Collateral use or DIP Financing and will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the First Lien Collateral Agent) and, to the extent the Liens securing the First Lien Obligations are subordinated to or pari passu with such DIP Financing, the Second Lien Collateral Agent will subordinate its Liens in the Collateral to the Liens securing such DIP Financing (and all Obligations relating thereto). Without limiting the generality of any other provision of this Agreement, where the First Lien Collateral Agent has agreed to the use of cash collateral in such an instance, only such cash collateral that is actually distributed to (or permitted to be retained by) the First Lien Collateral Agent for final application against the First Lien Obligations or the Second Lien Obligations shall be subject to the application provisions of Section 4.1. Otherwise, in such an instance, any cash collateral permitted to be used by the Company or any Grantor shall not be subject to such application provisions. Without limiting the generality of any other provision of this Agreement, where the First Lien Collateral Agent shall desire to permit the Company or any other Grantor to obtain DIP Financing and such DIP Financing has been authorized by an unstayed order or judgment of the court with jurisdiction over such proceeding in form and substance acceptable to the First Lien Collateral Agent, Section 4.1 automatically shall be deemed to have been rewritten in a manner that reflects the priority of payment to which the First Lien Collateral Agent has agreed in approving such DIP Financing, including in the event that the First Lien Collateral Agent has agreed that the obligations owing under such DIP Financing may or shall be paid from Collateral proceeds as first priority in the “waterfall” set forth in Section 4.1 (with each class in the current order of application in such Section then being lowered one notch), and any reference herein to Section 4.1 shall be to Section 4.1 as so rewritten. Notwithstanding any other provision contained in this Agreement to the contrary, the provisions of the immediately preceding sentence shall apply only where the First Lien Collateral Agent affirmatively has consented in writing to such DIP Financing. Where the First Lien Collateral Agent has not so consented in writing to any such DIP Financing, including where any DIP Financing has been approved by such court over the First Lien Collateral Agent’s express objection, there shall be no deemed change to the provisions of Section 4.1, and such provisions (as well as the other provisions of this Agreement) shall continue to apply to the relative rights of the First Lien Claimholders, on the one hand, and the Second Lien Claimholders, on the other hand. The Second Lien Collateral Agent on behalf of the Second Lien Claimholders, agrees that it will raise no objection or oppose a motion to sell or otherwise dispose of any Collateral free and clear of its Liens or other claims under Section 363 of the Bankruptcy Code if the requisite First Lien Claimholders have consented to such sale or disposition of such assets.

6.2  Relief from the Automatic Stay. Until the Discharge of First Lien Obligations has occurred, the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, agrees that none of them shall seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral, without the prior written consent of the First Lien Collateral Agent.

6.3  Adequate Protection.

(a)  The Second Lien Collateral Agent, on behalf of itself and each of the Second Lien Claimholders, agrees that none of them shall object or contest (or support any other Person contesting):

(1)  any request by the First Lien Collateral Agent or the First Lien Claimholders for adequate protection;

(2)  any objection by the First Lien Collateral Agent or the First Lien Claimholders to any motion, relief, action or proceeding based on the First Lien Collateral Agent or the First Lien Claimholders claiming a lack of adequate protection; or

(3)  the payment of interest, fees, expenses or other amounts to the First Lien Claimholders under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise.

(b)  Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency or Liquidation Proceeding in the event the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, seeks or requests adequate protection in respect of Second Lien Obligations and such adequate protection is granted in the form of additional collateral (irrespective of the terms of this Agreement), then the Second Lien Collateral Agent, on behalf of itself or any of the Second Lien Claimholders, agrees that the First Lien Collateral Agent shall also be granted a senior Lien on such additional collateral as security for the First Lien Obligations and for any Cash Collateral use or DIP Financing provided by the First Lien Claimholders and that any Lien on such additional collateral securing the Second Lien Obligations shall be subordinated to the Liens on such collateral securing the First Lien Obligations and any such DIP Financing provided by the First Lien Claimholders (and all Obligations relating thereto) and to any other Liens granted to the First Lien Claimholders as adequate protection on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to such First Lien Obligations under this Agreement.

6.4  No Waiver; Voting. Nothing contained herein shall prohibit or in any way limit the First Lien Collateral Agent or any First Lien Claimholder from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Second Lien Collateral Agent or any of the Second Lien Claimholders, including the seeking by the Second Lien Collateral Agent or any Second Lien Claimholders of adequate protection or the asserting by the Second Lien Collateral Agent or any Second Lien Claimholders of any of its rights and remedies under the Second Lien Loan Documents or otherwise. In any Insolvency or Liquidation Proceeding, neither the Second Lien Collateral Agent nor any other Second Lien Claimholder shall (i) oppose, object to, or vote against any plan of reorganization or disclosure statement to the extent the terms of such plan or disclosure statement are consistent with the priorities and enforcement rights of the First Lien Claimholders under this Agreement or (ii) vote any claim in respect of Second Lien Obligations for any plan of reorganization of any Grantor unless (x) such plan provides for the payment in full in cash of all First Lien Obligations on the effective date of such plan of reorganization or (y) such plan provides for treatment of the First Lien Obligations in a manner that would result in such First Lien Obligations having relative lien (or, if the obligations, property or assets to be distributed in respect of the First Lien Obligations under such plan are unsecured, other) priority over the Second Lien Obligations to at least the same extent as if such obligations, property or assets were secured by Liens, whether or not such obligations, property or assets are, in fact, secured by any such Liens, and further requires (or does not purport to otherwise alter the provisions of this Agreement requiring) that all distributions on account of the Second Lien Obligations under such plan be delivered to the First Lien Collateral Agent and distributed as provided in Section 4.1.

6.5  Avoidance Issues. If any First Lien Claimholder is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Company or any other Grantor any amount paid in respect of First Lien Obligations (a “Recovery”), then such First Lien Claimholders shall be entitled to a reinstatement of First Lien Obligations with respect to all such recovered amounts and a reinstatement of liens securing the First Lien Obligations with the priorities set forth herein, all as if any Discharge of First Lien Obligations had not occurred. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect as if no Discharge of First Lien Obligations had occurred, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto, including without limitation, any turnover provisions hereof, which may then require the payment to the First Lien Claimholders by the Second Lien Claimholders.

6.6  Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of First Lien Obligations and on account of Second Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.7  Post-Petition Interest.

(a)  Neither the Second Lien Collateral Agent nor any Second Lien Claimholder shall oppose or seek to challenge any claim by the First Lien Collateral Agent or any First Lien Claimholder for allowance in any Insolvency or Liquidation Proceeding of First Lien Obligations consisting of post-petition interest, fees or expenses. Regardless of whether any such claim is allowed, and without limiting the generality of the other provisions of this Agreement, this Agreement expressly is intended to include and does include the “rule of explicitness” in that this Agreement expressly entitles the First Lien Claimholders to receive payment from the Collateral of any post-petition interest, fees or expenses through distributions made pursuant to the provisions of this Agreement even though such interest, fees, expenses are not allowed or allowable against the bankruptcy estate of the Company or any other Grantor under Section 502(b)(2) or Section 506(b) of the Bankruptcy Code or under any other provision of the Bankruptcy Code or any other Bankruptcy Law.

(b)  Neither the First Lien Collateral Agent nor any other First Lien Claimholder shall oppose or seek to challenge any claim by the Second Lien Collateral Agent or any Second Lien Claimholder for allowance in any Insolvency or Liquidation Proceeding of Second Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien of the Second Lien Collateral Agent on behalf of the Second Lien Claimholders on the Collateral (after taking into account the Lien on the First Lien Collateral in favor of the First Lien Collateral Agent for the benefit of the First Lien Claimholders).

6.8  Waiver. The Second Lien Collateral Agent, for itself and on behalf of the Second Lien Claimholders, waives any claim it may hereafter have against any First Lien Claimholder arising out of the election of any First Lien Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the Collateral in any Insolvency or Liquidation Proceeding.

6.9  Limitations. So long as the Discharge of First Lien Obligations has not occurred, without the express written consent of the First Lien Collateral Agent, none of the Second Lien Claimholders shall, in any Insolvency or Liquidation Proceeding involving any Grantor, (i) make an election pursuant to Section 1111(b) of the Bankruptcy Code, (ii) oppose or object to the determination of the extent of any Liens held by any of the First Lien Claimholders or the value of any claims of First Lien Claimholders under Section 506(a) of the Bankruptcy Code or (iii) oppose or object to the payment of interest and expenses under Sections 506(b) and (c) of the Bankruptcy Code.

6.10  Separate Grants of Security and Separate Classification. The Second Lien Collateral Agent, for itself and on behalf of the Second Lien Claimholders, and the First Lien Collateral Agent for itself and on behalf of the First Lien Claimholders, acknowledges and agrees that:

(a)  the grants of Liens pursuant to the First Lien Collateral Documents and the Second Lien Collateral Documents constitute two separate and distinct grants of Liens; and

(b)  because of, among other things, their differing rights in the Collateral, the Second Lien Obligations are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding.

To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Lien Claimholders and the Second Lien Claimholders in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each of the parties hereto hereby acknowledges and agrees that, subject to Sections 2.1 and 4.1, all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Claimholders), the First Lien Claimholders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, including any additional interest payable pursuant to the First Lien Credit Agreement, arising from or related to a default, which is disallowed as a claim in any Insolvency or Liquidation Proceeding) before any distribution is made in respect of the claims held by the Second Lien Claimholders, with the Second Lien Collateral Agent, for itself and on behalf of the Second Lien Claimholders, hereby acknowledging and agreeing to turn over to the First Lien Collateral Agent, for itself and on behalf of the First Lien Claimholders, amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Claimholders).

SECTION 7.  Reliance; Waivers; Etc.

7.1  Reliance. Other than any reliance on the terms of this Agreement, the First Lien Collateral Agent, on behalf of itself and the First Lien Claimholders under its First Lien Loan Documents, acknowledges that it and such First Lien Claimholders have, independently and without reliance on the Second Lien Collateral Agent or any Second Lien Claimholders, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into such First Lien Loan Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the First Lien Credit Agreement or this Agreement. The Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, acknowledges that it and the Second Lien Claimholders have, independently and without reliance on the First Lien Collateral Agent or any First Lien Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Second Lien Loan Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Second Lien Loan Documents or this Agreement.

7.2  No Warranties or Liability. The First Lien Collateral Agent, on behalf of itself and the First Lien Claimholders under the First Lien Loan Documents, acknowledges and agrees that each of the Second Lien Collateral Agent and the Second Lien Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Second Lien Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the Second Lien Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the Second Lien Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The Second Lien Collateral Agent, on behalf of itself and the Second Lien Obligations, acknowledges and agrees that the First Lien Collateral Agent and the First Lien Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the First Lien Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the First Lien Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under their respective First Lien Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The Second Lien Collateral Agent and the Second Lien Claimholders shall have no duty to the First Lien Collateral Agent or any of the First Lien Claimholders, and the First Lien Collateral Agent and the First Lien Claimholders shall have no duty to the Second Lien Collateral Agent or any of the Second Lien Claimholders, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Company or any other Grantor (including the First Lien Loan Documents and the Second Lien Loan Documents), regardless of any knowledge thereof which they may have or be charged with.

7.3  No Waiver of Lien Priorities.

(a)  No right of the First Lien Claimholders, the First Lien Collateral Agent or any of them to enforce any provision of this Agreement or any First Lien Loan Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any other Grantor or by any act or failure to act by any First Lien Claimholder or the First Lien Collateral Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the First Lien Loan Documents or any of the Second Lien Loan Documents, regardless of any knowledge thereof which the First Lien Collateral Agent or the First Lien Claimholders, or any of them, may have or be otherwise charged with.

(b)  Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Company and the other Grantors under the First Lien Loan Documents), the First Lien Claimholders, the First Lien Collateral Agent and any of them may, at any time and from time to time in accordance with the First Lien Loan Documents and/or applicable law, without the consent of, or notice to, the Second Lien Collateral Agent or any Second Lien Claimholders, without incurring any liabilities to the Second Lien Collateral Agent or any Second Lien Claimholders and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation, reimbursement or contribution or other right or remedy of the Second Lien Collateral Agent or any Second Lien Claimholders is affected, impaired or extinguished thereby) do any one or more of the following:

(1)  make loans and advances to any Grantor or issue, guarantee or obtain letters of credit for account of any Grantor or otherwise extend credit to any Grantor, in any amount and on any terms, whether pursuant to a commitment or as a discretionary advance and whether or not any default or event of default or failure of condition is then continuing;

(2)  change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the First Lien Obligations or any Lien on any First Lien Collateral or guaranty thereof or any liability of the Company or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the First Lien Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the First Lien Collateral Agent or any of the First Lien Claimholders, the First Lien Obligations or any of the First Lien Loan Documents;

(3)  sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the First Lien Collateral or any liability of the Company or any other Grantor to the First Lien Claimholders or the First Lien Collateral Agent, or any liability incurred directly or indirectly in respect thereof;

(4)  settle or compromise any First Lien Obligation or any other liability of the Company or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the First Lien Obligations) in any manner or order;

(5)  exercise or delay in or refrain from exercising any right or remedy against the Company or any security or any other Grantor or any other Person, elect any remedy and otherwise deal freely with the Company, any other Grantor or any First Lien Collateral and any security and any guarantor or any liability of the Company or any other Grantor to the First Lien Claimholders or any liability incurred directly or indirectly in respect thereof; and

(6)  release or discharge any First Lien Obligation or any guaranty thereof or any agreement or obligation of any Grantor or any other person or entity with respect thereto.

(c)  Except as otherwise provided herein, the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, also agrees that the First Lien Claimholders and the First Lien Collateral Agent shall have no liability to the Second Lien Collateral Agent or any Second Lien Claimholders, and the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, hereby waives any claim against any First Lien Claimholder or the First Lien Collateral Agent, arising out of any and all actions which the First Lien Claimholders or the First Lien Collateral Agent may take or permit or omit to take with respect to:

(1)  the First Lien Loan Documents;

(2)  the collection of the First Lien Obligations; or

(3)  the foreclosure upon, or sale, liquidation or other disposition of, any First Lien Collateral. The Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, agrees that the First Lien Claimholders and the First Lien Collateral Agent have no duty, express or implied, fiduciary or otherwise, to them in respect of the maintenance or preservation of the First Lien Collateral, the First Lien Obligations or otherwise. Neither the First Lien Collateral Agent nor any other First Lien Claimholder nor any of their respective directors, officers, employees or agents will be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so, or will be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Company or any other Grantor or upon the request of the Second Lien Collateral Agent, any other holder of Second Lien Obligations or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.

(d)  The Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

(e)  Each creditor by accepting the benefits of the Collateral Documents agrees that the First Lien Collateral Agent shall not have any duty or obligation to realize first upon any type of Collateral or to sell, dispose of or otherwise liquidate all or any portion of the Collateral in any manner, including as a result of the application of the principles of marshaling or otherwise, that would maximize the return to any class of creditors holding Obligations of any type (whether First Lien Obligations or Second Lien Obligations), notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by such class of creditors from such realization, sale, disposition or liquidation.

7.4  Obligations Unconditional. All rights, interests, agreements and obligations of the First Lien Collateral Agent and the First Lien Claimholders and the Second Lien Collateral Agent and the Second Lien Claimholders, respectively, hereunder shall remain in full force and effect irrespective of:

(a)  any lack of validity or enforceability of any First Lien Loan Documents or any Second Lien Loan Documents;

(b)  any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Lien Obligations or Second Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any First Lien Loan Document or any Second Lien Loan Document;

(c)  any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Lien Obligations or Second Lien Obligations or any guaranty thereof;

(d)  the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or

(e)  any other circumstances which otherwise might constitute a defense available to, or a discharge of, the Company or any other Grantor in respect of the First Lien Collateral Agent, the First Lien Obligations, or any First Lien Claimholder, the Second Lien Collateral Agent, the Second Lien Obligations or any Second Lien Claimholder in respect of this Agreement.

SECTION 8.  Miscellaneous.

8.1  Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of the First Lien Loan Documents or the Second Lien Loan Documents, the provisions of this Agreement shall govern and control.

8.2  Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of lien subordination and the First Lien Claimholders may continue, at any time and without notice to the Second Lien Collateral Agent or any Second Lien Claimholder to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any Grantor constituting First Lien Obligations in reliance hereof. The Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Without limiting the generality of the foregoing, this Agreement is intended to constitute and shall be deemed to constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code and is intended to be and shall be interpreted to be enforceable to the maximum extent permitted pursuant to applicable nonbankruptcy law. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to the Company or any other Grantor shall include the Company or such Grantor as debtor and debtor-in-possession and any receiver or trustee for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect:

(a)  with respect to the First Lien Collateral Agent, the First Lien Claimholders and the First Lien Obligations, upon the date of Discharge of First Lien Obligations and payment in full in cash of all Excluded First Lien Obligations, subject to the rights of the First Lien Claimholders under Sections 6.5 and 7; and

(b)  with respect to the Second Lien Collateral Agent, the Second Lien Claimholders and the Second Lien Obligations, upon the later of (1) the date upon which the obligations under the Second Lien Credit Agreement terminate if there are no other Second Lien Obligations outstanding on such date and (2) if there are other Second Lien Obligations outstanding on such date, the date upon which such Second Lien Obligations terminate, subject to their obligations under Section 4.1.

8.3  Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement by the Second Lien Collateral Agent or the First Lien Collateral Agent shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, the Company shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent to cause additional obligations to the Company.

8.4  Information Concerning Financial Condition of the Company and its Subsidiaries. The First Lien Collateral Agent and the First Lien Claimholders, on the one hand, and the Second Lien Claimholders and the Second Lien Collateral Agent, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of the Company and its Subsidiaries and all endorsers and/or guarantors of the First Lien Obligations or the Second Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations. The First Lien Collateral Agent and the First Lien Claimholders shall have no duty to advise the Second Lien Collateral Agent or any Second Lien Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the First Lien Collateral Agent or any of the First Lien Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Second Lien Collateral Agent or any Second Lien Claimholder, it or they shall be under no obligation:

(a)  to make, and the First Lien Collateral Agent and the First Lien Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(b)  to provide any additional information or to provide any such information on any subsequent occasion;

(c)  to undertake any investigation; or

(d)  to disclose any information which, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5  Subrogation. With respect to the value of any payments or distributions in cash, property or other assets that any of the Second Lien Claimholders or the Second Lien Collateral Agent pays over to the First Lien Collateral Agent or the First Lien Claimholders under the terms of this Agreement, the Second Lien Claimholders and the Second Lien Collateral Agent shall be subrogated to the rights of the First Lien Collateral Agent and the First Lien Claimholders; provided that, the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, hereby waives and agrees not to assert or enforce all rights of subrogation, reimbursement or contribution it may acquire as a result of any payment hereunder until the Discharge of First Lien Obligations has occurred. The Company acknowledges and agrees that the value of any payments or distributions in cash, property or other assets received by the Second Lien Collateral Agent or the Second Lien Claimholders that are paid over to the First Lien Collateral Agent or the First Lien Claimholders pursuant to this Agreement shall not reduce any of the Second Lien Obligations.

8.6  Application of Payments. All payments received by the First Lien Collateral Agent or the First Lien Claimholders may be applied, reversed and reapplied, in whole or in part, to such part of the First Lien Obligations as the First Lien Claimholders, in their sole discretion deem appropriate. The Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, assents to any extension or postponement of the time of payment of the First Lien Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security which may at any time secure any part of the First Lien Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

8.7  SUBMISSION TO JURISDICTION; WAIVERS.

(a)  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN LOS ANGELES, CALIFORNIA. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY:

(1)  ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(2)  WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(3)  AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 8.8; AND

(4)  AGREES THAT SERVICE AS PROVIDED IN CLAUSE (3) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.

(b)  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.7(b) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c)  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER FIRST LIEN LOAN DOCUMENT OR SECOND LIEN LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

(d)  EXCEPT AS PROHIBITED BY LAW, EACH OF THE PARTIES HEREBY WAIVES ANY RIGHT WHICH IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING PARAGRAPH ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.

8.8  Notices. All notices to the Second Lien Claimholders and the First Lien Claimholders permitted or required under this Agreement shall also be sent to the Second Lien Collateral Agent and the First Lien Collateral Agent, respectively. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.9  Further Assurances. The First Lien Collateral Agent, on behalf of itself and the First Lien Claimholders under the First Lien Loan Documents, and the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders under the Second Lien Loan Documents, and the Company, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the First Lien Collateral Agent or the Second Lien Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

8.10  APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.11  Binding on Successors and Assigns. This Agreement shall be binding upon the Company, the Grantors, the First Lien Collateral Agent, the First Lien Claimholders, the Second Lien Collateral Agent, the Second Lien Claimholders and their respective successors and assigns.

8.12  Specific Performance. Each of the First Lien Collateral Agent and the Second Lien Collateral Agent may demand specific performance of this Agreement. The First Lien Collateral Agent, on behalf of itself and the First Lien Claimholders under the First Lien Loan Documents, and the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the First Lien Collateral Agent or the First Lien Claimholders or the Second Lien Collateral Agent or the Second Lien Claimholders, as the case may be.

8.13  Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

8.14  Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

8.15  Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

8.16  No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the First Lien Claimholders and the Second Lien Claimholders. No other Person shall have or be entitled to assert rights or benefits hereunder.

8.17  Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Claimholders on the one hand and the Second Lien Claimholders on the other hand. None of the Company, any other Grantor or any other creditor thereof shall have any rights hereunder and neither the Company nor any Grantor may rely on the terms hereof. Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Grantor, which are absolute and unconditional, to pay the First Lien Obligations and the Second Lien Obligations as and when the same shall become due and payable in accordance with their terms.

8.18  Interpretation. This Agreement and the other documents relating to this Agreement are the result of negotiations among and have been reviewed by counsel to the First Lien Collateral Agent, the First Lien Claimholders, the Second Lien Collateral Agent and the Second Lien Claimholders, and certain of the other parties, and are the products of all parties. Accordingly, they shall not be construed against any party merely because of such party’s involvement in their preparation.

8.19  Option to Purchase First Lien Obligations.

(a)  Upon the delivery by the First Lien Collateral Agent to the Second Lien Collateral Agent of written notice in accordance with this Section 8.19(a) (a “Trigger Notice”) of the First Lien Collateral Agent and the First Lien Lenders (x) accelerating the First Lien Obligations or (y) their intent to commence any foreclosure or other action to sell or otherwise realize upon all or substantially all of the Collateral, the Second Lien Collateral Agent or any or all of the Second Lien Lenders, as a single group, shall have an option, exercised by delivery of written notice by the Second Lien Collateral Agent to the First Lien Collateral Agent (a “Purchase Notice”) given by a same-day facsimile or personal delivery, to purchase all (but not less than all) of the First Lien Obligations (at the “Purchase Price” referred to in Section 8.19(d) below) from the First Lien Collateral Agent and the First Lien Lenders. The Purchase Notice shall specify which Second Lien Lenders (the “Purchasing Second Lien Lenders”) will purchase the First Lien Obligations. The Purchase Notice shall be irrevocable. If the Second Lien Collateral Agent does not deliver such Purchase Notice within ten (10) Business Days of the delivery of the Trigger Notice, the purchase right of the Second Lien Collateral Agent and the other Second Lien Lenders hereunder with respect to such Trigger Notice shall expire and be of no force and effect.

(b)  The First Lien Collateral Agent shall deliver to the Second Lien Collateral Agent the Trigger Notice referred to in Section 8.19(a) above (i) in the absence of an Exigent Circumstance (defined below), not more than five (5) Business Days prior to the taking of the earliest of the actions described in Section 8.19(a)(y), or (ii) if Exigent Circumstances exist, as soon as practicable and in any event not more than five (5) Business Days after the taking of action described in Section 8.19(a)(y) or (iii) in the case of acceleration of the First Lien Obligations, as soon as practicable and in any event not more than five (5) Business Days after such acceleration. The Second Lien Collateral Agent may send to the First Lien Collateral Agent the Purchase Notice referred to in Section 8.19(a) above within five (5) Business Days of receipt of such Trigger Notice, in which event, in the absence of Exigent Circumstances, the First Lien Collateral Agent and the other First Lien Lenders shall not commence any foreclosure or other action to sell or otherwise realize upon such Collateral, as the case may be, provided, that, the purchase and sale with respect to the First Lien Obligations provided for in this Section 8.19 shall have closed within ten (10) Business Days after receipt by the First Lien Collateral Agent of the Purchase Notice and the First Lien Collateral Agent shall have received payment in full in cash of the Purchase Price for the First Lien Obligations as provided for herein within such five (5) Business Day period. As used herein, “Exigent Circumstance” shall mean (i) an Insolvency or Liquidation Proceeding by or against any Grantor, (ii) an exercise by another lender of enforcement rights or remedies with respect to particular Collateral having an aggregate fair market value in excess of $1,000,000, or (iii) an event or circumstance that materially and imminently threatens the ability of the First Lien Collateral Agent to realize upon all or a material part of the Collateral, such as, without limitation, fraudulent removal or concealment thereof, destruction (other than to the extent covered by insurance) or material waste thereof.

(c)  On the date specified by the Second Lien Collateral Agent in the Purchase Notice (which shall not be more than ten (10) Business Days after the receipt by the First Lien Collateral Agent of the Purchase Notice), the First Lien Collateral Agent and the other First Lien Lenders shall sell to the Second Lien Collateral Agent and the other Second Lien Lenders, without recourse or warranty (except as specified in Section 8.19(e)) of any kind, and the Second Lien Collateral Agent and the other Second Lien Lenders shall purchase from the First Lien Collateral Agent and the other First Lien Lenders all (but not less than all) of the First Lien Obligations. From and after such sale and purchase of the First Lien Obligations, subject to the provisions of Section 8.19(d) hereof, the Second Lien Collateral Agent and the other Second Lien Lenders shall be parties to the First Lien Credit Agreement and the other First Lien Loan Documents, and shall have the rights and remedies and obligations and responsibilities of the First Lien Collateral Agent and other First Lien Lenders thereunder, and the First Lien Collateral Agent and the other First Lien Lenders shall have assigned their rights and remedies and shall have been released from their obligations and responsibilities under the First Lien Credit Agreement and the other First Lien Loan Documents and shall cease to be parties thereto. The First Lien Claimholders and the Second Lien Claimholders will execute an assignment and acceptance agreement, in a form acceptable to the First Lien Collateral Agent to assign the entire First Lien Obligations (as opposed to a percentage share thereof), to assign the agency to the Second Lien Collateral Agent, to otherwise reflect the terms of this Section 8.19, and to evidence the purchase and sale of the First Lien Obligations.

(d)  Upon the date of such purchase and sale, the Purchasing Second Lien Lenders shall (i) pay to the First Lien Collateral Agent as the purchase price therefor (the “Purchase Price”) the full amount of all the First Lien Obligations then outstanding and unpaid, (ii) without duplication of (i), furnish cash collateral to the First Lien Collateral Agent to secure the First Lien Lenders with respect to (a) obligations under letters of credit in an amount equal to 105% of the aggregate undrawn face amount of any issued and outstanding letters of credit provided by the issuing bank (or any issued and outstanding letters of credit that the First Lien Collateral Agent has arranged to be provided by third parties pursuant to the financing arrangements of the First Lien Lenders with any Grantor) to the Company and, in any event, use reasonable efforts to replace all of such letters of credit with letters of credit issued by or for the account of the Purchasing Second Lien Lenders and (b) Bank Product Obligations in an amount equal to 100% of any Grantor’s obligations (as determined by the First Lien Collateral Agent), (iii) without duplication of (i), agree to reimburse the First Lien Collateral Agent and the other First Lien Lenders for any loss, cost, damage or expense (including attorneys’ fees and expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding letters of credit and any checks or other payments provisionally credited to the First Lien Obligations, and/or as to which the First Lien Collateral Agent or any First Lien Claimholder has not yet received final payment, reasonably documented in writing,(iv) permit the First Lien Collateral Agent and the First Lien Lenders to retain Liens on the Collateral to secure any indemnification obligations of the Grantors that survive the termination of the First Lien Loan Documents, (v) without duplication of (i), agree to reimburse, within five (5) Business Days of written demand by the First Lien Collateral Agent therefore and reasonably documented in writing, the First Lien Collateral Agent and the other First Lien Lenders in respect of indemnification obligations of the Grantors under the First Lien Loan Documents as to matters or circumstances reasonably identified by the First Lien Collateral Agent in writing prior to such sale which would reasonably be expected to result in any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) to any First Lien Claimholder reasonably documented in writing, and (vi) agree to pay to the First Lien Collateral Agent and the other First Lien Lenders any of the other obligations in respect of the First Lien Obligations, within three (3) Business Days after receipt by the Second Lien Lenders of amounts sufficient to pay all or a portion of such other obligations. Such purchase price and cash collateral shall be remitted by wire transfer of immediately available federal funds to such bank account of the First Lien Collateral Agent as the First Lien Collateral Agent may designate in writing to the Second Lien Collateral Agent for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Purchasing Second Lien Lenders to the bank account designated by the First Lien Collateral Agent are received in such bank account prior to 1:00 p.m., New York time and interest shall be calculated to and including such Business Day if the amounts so paid by the Purchasing Second Lien Lenders to the bank account designated by the First Lien Collateral Agent are received in such bank account later than 1:00 p.m., New York time.

(e)  Such purchase shall be expressly made without representation or warranty of any kind by any of the First Lien Lenders as to the First Lien Obligations or otherwise and without recourse to any of the First Lien Lenders, except that each of the First Lien Lenders shall represent and warrant: (i) the amount of the First Lien Obligations being purchased from such First Lien Lender; (ii) that such First Lien Lender owns such First Lien Obligations free and clear of any Liens or encumbrances; and (iii) such First Lien Lenders has the right to assign such First Lien Obligations and the assignment is duly authorized.

IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first written above.

First Lien Collateral Agent
BANK OF AMERICA, N.A.,
as First Lien Collateral Agent,

By:

55 South Lake
Pasadena, California 91101

Second Lien Collateral Agent

AMPHORA LIMITED,
as Second Lien Collateral Agent

By:	Amaranth Advisors L.L.C., Its Trading Advisor

By:
Name:
Title:

c/o Amaranth Advisors L.L.C.
One American Lane
Greenwich, CT 06831
Attention: General Counsel
Facsimile: (203) 422-3540
Telephone: (203) 422-3340

MODTECH HOLDINGS, INC

By:
Name:
Title:

[NOTICE ADDRESS]